Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-139686, 333-157216 and 333-163960 on Form S-8 of our report dated March 12, 2010, relating to the consolidated financial statements of PolyMedix, Inc., appearing in this Annual Report on Form 10-K of PolyMedix, Inc. for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
March 12, 2010